Exhibit 10.21

                      [LETTERHEAD OF ADZONE RESEARCH, INC.]

November 11, 2002

Mr. P. Weaver
PAW & Associates
10 Windrush Court
Stafford, VA
22554

                              Letter of Engagement


Dear Paul,

Further to our meeting on November 6, 2002, and the "welcome aboard" e-mail of November 7, 2002, this Letter of Engagement formalizes your working relationship with AdZone Research, Inc.

As outlined in the e-mail, the terms are as follows:

- 25,000 shares upon engagement (these are forwarded directly by our transfer agent)
- 3% commission on the first cumulative $3 million in total contract value
- a bonus, of an additional 2% (for a combined total of 5%) on everything above $3 million
- an additional 25,000 shares for the first contract signed in excess of $500,000 in value
- term is 12 months commencing on November 7, 2002.

All cash, amounts will be paid as monies are paid to AdZone.

Under this agreement, Paul Weaver will be acting as a consultant to AdZone, As such, no provision will be made for employee benefits, nor source deductions, which means that the payment, of appropriate taxes, etc., are the sole responsibility of PAW & Associates.

I trust the above meets with your approval. Please signify such by signing where indicated below.

Sincerely,

/s/ Dan Wasserman
Executive Vice President
Managing Director Global Defense Group


/s/ Paul A. Weaver         2 Dec 2002 Date